Exhibit 5.1

Frank M. Polasky
Robert H. Meisel
William C. Collins
Michael H. Allen
Ramon F. Rolf, Jr.
Daniel J. Cline
Peter A. Poznak
David J. Kolat
M. Randall Jurrens
Julia A. Close
John E. Gannon
Carolyn P. Cary
Jeffrey N. Dyer
Jonathan E. Lauderbach
Cheryl L. Whitman
W. Jay Brown
Todd M. Gambrell

     Of Counsel
          James A. Kendall

MIDLAND OFFICE
6024 EASTMAN AVE.
POST OFFICE BOX 2765
MIDLAND, MICHIGAN 48641-2765
517 839-0300
FAX 517 832-0077

SAGINAW OFFICE:

4800 FASHION SQUARE BOULEVARD, SUITE 100
SAGINAW, MICHIGAN 48604
517 792-1111
517 792-9300
FAX 517 792-7000

WWW.CKPM-PLC.COM

ATTORNEYS AT LAW Gilbert A. Currie 1882 - 1960 Gilbert A. Currie 1923 - 1998 Peter J. Kendall 1961 - 1999
October 27, 2000

Chemical Financial Corporation
333 East Main Street
P.O. Box 569
Midland, MI 48640-0569

Re:	Registration Statement on Form S-4
7,437,754 Shares of Common Stock, $1.00 Par Value per Share

Gentlemen:

          This office serves as general counsel to Chemical Financial Corporation ("CFC"). CFC proposes to register up to 7,437,754 shares of CFC common stock, $1.00 par value ("Common Stock") under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the " Commission") on or about October 27, 2000.

          We are familiar with the proceedings taken and proposed to be taken by CFC in connection with the authorization of up to 7,437,754 shares of Common Stock to be issued to the shareholders of Shoreline Financial Corporation. We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We understand that in connection with the proposed transaction, the shareholders of CFC will be asked to approve an amendment to the Articles of Incorporation of CFC, increasing the authorized capital stock of CFC from 18,000,000 shares of common stock to 30,000,000 shares of common stock (the "Article Amendment").

          Based upon the foregoing, and assuming approval by the shareholders of CFC of the Article Amendment and filing of an appropriate certificate reflecting the Article Amendment pursuant to the requirements of the Michigan Business Corporation Act, we are of the opinion that the Common Stock will be, when duly registered under the Securities Act and issued and delivered as described in the Registration Statement, legally issued, fully paid, and nonassessable.

Currie Kendall Polasky Meisel PLC October 27, 2000 Page 2

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement.

          This opinion is rendered for the purposes of Item 21 of Form S-4 and Item 601 of Regulation S-K and may not be used, quoted, or referred to or filed for any other purpose without our prior written permission.

CURRIE KENDALL POLASKY MEISEL PLC

By: /s/William C. Collins
William C. Collins